EXHIBIT 99.3 Revised Consolidated Financial Statements and Accompanying Notes.
Consolidated Statements of Earnings

Amounts in millions except per share amounts; Years ended June 30	2018	2017	2016
NET SALES	$66,832	$65,058	$65,299
Cost of products sold	34,432	32,638	33,024
Selling, general and administrative expense	19,037	18,654	19,017
OPERATING INCOME	13,363	13,766	13,258
Interest expense	506	465	579
Interest income	247	171	182
Other non-operating income/(expense), net	222	(215)	508
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	13,326	13,257	13,369
Income taxes on continuing operations	3,465	3,063	3,342
NET EARNINGS FROM CONTINUING OPERATIONS	9,861	10,194	10,027
NET EARNINGS FROM DISCONTINUED OPERATIONS	—	5,217	577
NET EARNINGS	9,861	15,411	10,604
Less: Net earnings attributable to noncontrolling interests	111	85	96
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$9,750	$15,326	$10,508

BASIC NET EARNINGS PER COMMON SHARE: (1)
Earnings from continuing operations	$3.75	$3.79	$3.59
Earnings from discontinued operations	—	2.01	0.21
BASIC NET EARNINGS PER COMMON SHARE	$3.75	$5.80	$3.80
DILUTED NET EARNINGS PER COMMON SHARE: (1)
Earnings from continuing operations	$3.67	$3.69	$3.49
Earnings from discontinued operations	—	1.90	0.20
DILUTED NET EARNINGS PER COMMON SHARE	$3.67	$5.59	$3.69
DIVIDENDS PER COMMON SHARE	$2.79	$2.70	$2.66

(1)	Basic net earnings per common share and Diluted net earnings per common share are calculated on Net earnings attributable to Procter & Gamble.

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Comprehensive Income

Amounts in millions; Years ended June 30	2018	2017	2016
NET EARNINGS	$9,861	$15,411	$10,604
OTHER COMPREHENSIVE INCOME/(LOSS), NET OF TAX
Financial statement foreign currency translation	(6)	239	(1,679)
Unrealized gains/(losses) on hedges (net of $(279), $(186) and $5 tax, respectively)	(299)	(306)	1
Unrealized gains/(losses) on investment securities (net of $0, $(6) and $7 tax, respectively)	(148)	(59)	28
Unrealized gains/(losses) on defined benefit retirement plans (net of $68, $551 and $(621) tax, respectively)	334	1,401	(1,477)
TOTAL OTHER COMPREHENSIVE INCOME/(LOSS), NET OF TAX	(119)	1,275	(3,127)
TOTAL COMPREHENSIVE INCOME	9,742	16,686	7,477
Less: Total comprehensive income attributable to noncontrolling interests	109	85	96
TOTAL COMPREHENSIVE INCOME ATTRIBUTABLE TO PROCTER & GAMBLE	$9,633	$16,601	$7,381

See accompanying Notes to Consolidated Financial Statements.

Consolidated Balance Sheets

Amounts in millions; As of June 30	2018	2017
Assets
CURRENT ASSETS
Cash and cash equivalents	$2,569	$5,569
Available-for-sale investment securities	9,281	9,568
Accounts receivable	4,686	4,594
INVENTORIES
Materials and supplies	1,335	1,308
Work in process	588	529
Finished goods	2,815	2,787
Total inventories	4,738	4,624
Prepaid expenses and other current assets	2,046	2,139
TOTAL CURRENT ASSETS	23,320	26,494
PROPERTY, PLANT AND EQUIPMENT, NET	20,600	19,893
GOODWILL	45,175	44,699
TRADEMARKS AND OTHER INTANGIBLE ASSETS, NET	23,902	24,187
OTHER NONCURRENT ASSETS	5,313	5,133
TOTAL ASSETS	$118,310	$120,406

Liabilities and Shareholders' Equity
CURRENT LIABILITIES
Accounts payable	$10,344	$9,632
Accrued and other liabilities	7,470	7,024
Debt due within one year	10,423	13,554
TOTAL CURRENT LIABILITIES	28,237	30,210
LONG-TERM DEBT	20,863	18,038
DEFERRED INCOME TAXES	6,163	8,126
OTHER NONCURRENT LIABILITIES	10,164	8,254
TOTAL LIABILITIES	65,427	64,628
SHAREHOLDERS' EQUITY
Convertible Class A preferred stock, stated value $1 per share (600 shares authorized)	967	1,006
Non-Voting Class B preferred stock, stated value $1 per share (200 shares authorized)	—	—
Common stock, stated value $1 per share (10,000 shares authorized; shares issued: 2018 - 4,009.2, 2017 - 4,009.2)	4,009	4,009
Additional paid-in capital	63,846	63,641
Reserve for ESOP debt retirement	(1,204)	(1,249)
Accumulated other comprehensive income/(loss)	(14,749)	(14,632)
Treasury stock, at cost (shares held: 2018 -1,511.2, 2017 - 1,455.9)	(99,217)	(93,715)
Retained earnings	98,641	96,124
Noncontrolling interest	590	594
TOTAL SHAREHOLDERS' EQUITY	52,883	55,778
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$118,310	$120,406

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Shareholders' Equity

Dollars in millions; shares in thousands	Common Stock		Preferred Stock	Add-itional Paid-In Capital	Reserve for ESOP Debt Retirement	Accumu-lated Other Comp-rehensive Income/(Loss)	Treasury Stock	Retained Earnings	Non-controlling Interest	Total Share-holders' Equity
	Shares	Amount
BALANCE JUNE 30, 2015	2,714,571	$4,009	$1,077	$63,852	($1,320)	($12,780)	($77,226)	$84,807	$631	$63,050
Net earnings								10,508	96	10,604
Other comprehensive loss						(3,127)				(3,127)
Dividends and dividend equivalents:
Common								(7,181)		(7,181)
Preferred, net of tax benefits								(255)		(255)
Treasury stock purchases (1)	(103,449)						(8,217)			(8,217)
Employee stock plans	52,089			(144)			3,234			3,090
Preferred stock conversions	4,863		(39)	6			33			—
ESOP debt impacts					30			74		104
Noncontrolling interest, net									(85)	(85)
BALANCE JUNE 30, 2016	2,668,074	$4,009	$1,038	$63,714	($1,290)	($15,907)	($82,176)	$87,953	$642	$57,983
Net earnings								15,326	85	15,411
Other comprehensive loss						1,275				1,275
Dividends and dividend equivalents:
Common								(6,989)		(6,989)
Preferred, net of tax benefits								(247)		(247)
Treasury stock purchases (2)	(164,866)						(14,625)			(14,625)
Employee stock plans	45,848			(77)			3,058			2,981
Preferred stock conversions	4,241		(32)	4			28			—
ESOP debt impacts					41			81		122
Noncontrolling interest, net									(133)	(133)
BALANCE JUNE 30, 2017	2,553,297	$4,009	$1,006	$63,641	($1,249)	($14,632)	($93,715)	$96,124	$594	$55,778
Net earnings								9,750	111	9,861
Other comprehensive loss						(117)			(2)	(119)
Dividends and dividend equivalents:
Common								(7,057)		(7,057)
Preferred, net of tax benefits								(265)		(265)
Treasury stock purchases	(81,439)						(7,004)			(7,004)
Employee stock plans	21,655			199			1,469			1,668
Preferred stock conversions	4,580		(39)	6			33			—
ESOP debt impacts					45			89		134
Noncontrolling interest, net									(113)	(113)
BALANCE JUNE 30, 2018	2,498,093	$4,009	$967	$63,846	($1,204)	($14,749)	($99,217)	$98,641	$590	$52,883

(1)	Includes $4,213 of treasury shares acquired in the divestiture of the Batteries business (see Note 13).

(2)	Includes $9,421 of treasury shares received as part of the share exchange in the Beauty Brands transaction (see Note 13).

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows

Amounts in millions; Years ended June 30	2018	2017		2016
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF YEAR	$5,569	$8,098	(3)	$6,836
OPERATING ACTIVITIES
Net earnings	9,861	15,411		10,604
Depreciation and amortization	2,834	2,820		3,078
Loss on early extinguishment of debt	346	543		—
Share-based compensation expense	395	351		335
Deferred income taxes	(1,844)	(601)		(815)
Gain on sale of assets	(176)	(5,490)		(41)
Goodwill and intangible asset impairment charges	—	—		450
Change in accounts receivable	(177)	(322)		35
Change in inventories	(188)	71		116
Change in accounts payable, accrued and other liabilities	1,385	(149)		1,285
Change in other operating assets and liabilities	2,000	(43)		204
Other	431	162		184
TOTAL OPERATING ACTIVITIES	14,867	12,753		15,435
INVESTING ACTIVITIES
Capital expenditures	(3,717)	(3,384)		(3,314)
Proceeds from asset sales	269	571		432
Acquisitions, net of cash acquired	(109)	(16)		(186)
Purchases of short-term investments	(3,909)	(4,843)		(2,815)
Proceeds from sales and maturities of short-term investments	3,928	1,488		1,354
Cash transferred at closing related to the Beauty Brands divestiture	—	(475)		—
Cash transferred in Batteries divestiture	—	—		(143)
Change in other investments	27	(26)		93
TOTAL INVESTING ACTIVITIES	(3,511)	(6,685)		(4,579)
FINANCING ACTIVITIES
Dividends to shareholders	(7,310)	(7,236)		(7,436)
Change in short-term debt	(3,437)	2,727		(418)
Additions to long-term debt	5,072	3,603		3,916
Reductions of long-term debt (1)	(2,873)	(4,931)		(2,213)
Treasury stock purchases	(7,004)	(5,204)		(4,004)
Treasury stock from cash infused in Batteries divestiture	—	—		(1,730)
Impact of stock options and other	1,177	2,473		2,672
TOTAL FINANCING ACTIVITIES	(14,375)	(8,568)		(9,213)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	19	(29)		(381)
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(3,000)	(2,529)		1,262
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR	$2,569	$5,569		$8,098	(3)

SUPPLEMENTAL DISCLOSURE
Cash payments for interest	$529	$518		$569
Cash payment for income taxes	2,830	3,714		3,730
Divestiture of Batteries business in exchange for shares of P&G stock	—	—		4,213	(2)
Divestiture of Beauty business in exchange for shares of P&G stock and assumption of debt	—	11,360		—
Assets acquired through non-cash capital leases are immaterial for all periods.

(1)	Includes early extinguishment of debt costs of $346 and $543 in 2018 and 2017, respectively.

(2)	Includes $1,730 from cash infused into the Batteries business pursuant to the divestiture agreement (see Note 13).

(3)
Includes $996 of restricted cash representing the proceeds in escrow from Beauty Brands drawing on a Term B loan of $1.0 billion. This restricted cash is within Current assets held for sale on the Balance Sheet for the period ended June 30, 2016. The proceeds were held in restricted cash in escrow until the legal integration activities prior to the Beauty Brands divestiture on October 1, 2016.

See accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements
NOTE 1
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations
The Procter & Gamble Company's (the "Company," "Procter & Gamble," "we" or "us") business is focused on providing branded consumer packaged goods of superior quality and value. Our products are sold in more than 180 countries and territories primarily through mass merchandisers, e-commerce, grocery stores, membership club stores, drug stores, department stores, distributors, wholesalers, baby stores, specialty beauty stores, high-frequency stores and pharmacies. We have on-the-ground operations in approximately 70 countries.
Basis of Presentation
The Consolidated Financial Statements include the Company and its controlled subsidiaries. Intercompany transactions are eliminated.
Because of a lack of control over Venezuela subsidiaries caused by a number of currency and other operating controls and restrictions, our Venezuelan subsidiaries are not consolidated for any year presented. We account for those subsidiaries using the cost method of accounting.
Use of Estimates
Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying disclosures. These estimates are based on management's best knowledge of current events and actions the Company may undertake in the future. Estimates are used in accounting for, among other items, consumer and trade promotion accruals, restructuring reserves, pensions, post-employment benefits, stock options, valuation of acquired intangible assets, useful lives for depreciation and amortization of long-lived assets, future cash flows associated with impairment testing for goodwill, indefinite-lived intangible assets and other long-lived assets, deferred tax assets and liabilities, uncertain income tax positions and contingencies. Actual results may ultimately differ from estimates, although management does not generally believe such differences would materially affect the financial statements in any individual year. However, in regard to ongoing impairment testing of goodwill and indefinite-lived intangible assets, significant deterioration in future cash flow projections or other assumptions used in estimating fair values versus those anticipated at the time of the initial valuations, could result in impairment charges that materially affect the financial statements in a given year.
Revenue Recognition
Sales are recognized when revenue is realized or realizable and has been earned. Revenue transactions represent sales of inventory. The revenue recorded is presented net of sales and other taxes we collect on behalf of governmental authorities.

The revenue includes shipping and handling costs, which generally are included in the list price to the customer. Our policy is to recognize revenue when title to the product, ownership and risk of loss transfer to the customer, which can be on the date of shipment or the date of receipt by the customer. A provision for payment discounts and product return allowances is recorded as a reduction of sales in the same period the revenue is recognized.
Trade promotions, consisting primarily of customer pricing allowances, merchandising funds and consumer coupons, are offered through various programs to customers and consumers. Sales are recorded net of trade promotion spending, which is recognized as incurred, generally at the time of the sale. Most of these arrangements have terms of approximately one year. Accruals for expected payouts under these programs are included as accrued marketing and promotion in the Accrued and other liabilities line item in the Consolidated Balance Sheets.
Cost of Products Sold
Cost of products sold is primarily comprised of direct materials and supplies consumed in the manufacturing of product, as well as manufacturing labor, depreciation expense and direct overhead expense necessary to acquire and convert the purchased materials and supplies into finished product. Cost of products sold also includes the cost to distribute products to customers, inbound freight costs, internal transfer costs, warehousing costs and other shipping and handling activity.
Selling, General and Administrative Expense
Selling, general and administrative expense (SG&A) is primarily comprised of marketing expenses, selling expenses, research and development costs, administrative and other indirect overhead costs, depreciation and amortization expense on non-manufacturing assets and other miscellaneous operating items. Research and development costs are charged to expense as incurred and were $1.9 billion in 2018, $1.9 billion in 2017 and $1.9 billion in 2016 (reported in Net earnings from continuing operations). Advertising costs, charged to expense as incurred, include worldwide television, print, radio, internet and in-store advertising expenses and were $7.1 billion in 2018, $7.1 billion in 2017 and $7.2 billion in 2016 (reported in Net earnings from continuing operations). Non-advertising related components of the Company's total marketing spending reported in SG&A include costs associated with consumer promotions, product sampling and sales aids.
Other Non-Operating Income/(Expense), Net
Other non-operating income/(expense), net primarily includes net acquisition and divestiture gains, non-service components of net defined benefit costs, investment income and other non-operating items.
Currency Translation
Financial statements of operating subsidiaries outside the U.S. generally are measured using the local currency as the functional currency. Adjustments to translate those statements into U.S. dollars are recorded in Other comprehensive income (OCI). For subsidiaries operating in highly inflationary

Amounts in millions of dollars except per share amounts or as otherwise specified.

economies, the U.S. dollar is the functional currency. Re-measurement adjustments for financial statements in highly inflationary economies and other transactional exchange gains and losses are reflected in earnings.
Cash Flow Presentation
The Consolidated Statements of Cash Flows are prepared using the indirect method, which reconciles net earnings to cash flow from operating activities. Cash flows from foreign currency transactions and operations are translated at an average exchange rate for the period. Cash flows from hedging activities are included in the same category as the items being hedged. Cash flows from derivative instruments designated as net investment hedges are classified as financing activities. Realized gains and losses from non-qualifying derivative instruments used to hedge currency exposures resulting from intercompany financing transactions are also classified as financing activities. Cash flows from other derivative instruments used to manage interest, commodity or other currency exposures are classified as operating activities. Cash payments related to income taxes are classified as operating activities. Cash flows from the Company's discontinued operations are included in the Consolidated Statements of Cash Flows. See Note 13 for significant cash flow items related to discontinued operations.
Investments
Investment securities consist of readily marketable debt and equity securities. Unrealized gains or losses from investments classified as trading, if any, are charged to earnings. Unrealized gains or losses on securities classified as available-for-sale are generally recorded in OCI. If an available-for-sale security is other than temporarily impaired, the loss is charged to either earnings or OCI depending on our intent and ability to retain the security until we recover the full cost basis and the extent of the loss attributable to the creditworthiness of the issuer. Investment securities are included as Available-for-sale investment securities and Other noncurrent assets in the Consolidated Balance Sheets.
Investments in certain companies over which we exert significant influence, but do not control the financial and operating decisions, are accounted for as equity method investments. Other investments that are not controlled, and over which we do not have the ability to exercise significant influence, are accounted for under the cost method. Both equity and cost method investments are included as Other noncurrent assets in the Consolidated Balance Sheets.
Inventory Valuation
Inventories are valued at the lower of cost or market value. Product-related inventories are maintained on the first-in, first-out method. The cost of spare part inventories is maintained using the average-cost method.
Property, Plant and Equipment
Property, plant and equipment is recorded at cost reduced by accumulated depreciation. Depreciation expense is recognized over the assets' estimated useful lives using the straight-line method. Machinery and equipment includes office furniture and fixtures (15-year life), computer equipment and capitalized software (3- to 5-year lives) and manufacturing equipment (3- to 20-year lives). Buildings are depreciated over an estimated useful life of 40 years. Estimated useful lives are periodically reviewed and, when appropriate, changes are made prospectively. When certain events or changes in operating conditions occur, asset lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts.
Goodwill and Other Intangible Assets
Goodwill and indefinite-lived intangible assets are not amortized, but are evaluated for impairment annually or more often if indicators of a potential impairment are present. Our annual impairment testing of goodwill is performed separately from our impairment testing of indefinite-lived intangible assets.
We have acquired brands that have been determined to have indefinite lives. Those assets are evaluated annually for impairment. We evaluate a number of factors to determine whether an indefinite life is appropriate, including the competitive environment, market share, brand history, underlying product life cycles, operating plans and the macroeconomic environment of the countries in which the brands are sold. In addition, when certain events or changes in operating conditions occur, an additional impairment assessment is performed and indefinite-lived assets may be adjusted to a determinable life.
The cost of intangible assets with determinable useful lives is amortized to reflect the pattern of economic benefits consumed, either on a straight-line or accelerated basis over the estimated periods benefited. Patents, technology and other intangible assets with contractual terms are generally amortized over their respective legal or contractual lives. Customer relationships, brands and other non-contractual intangible assets with determinable lives are amortized over periods generally ranging from 5 to 30 years. When certain events or changes in operating conditions occur, an impairment assessment is performed and remaining lives of intangible assets with determinable lives may be adjusted.
For additional details on goodwill and intangible assets see Note 4.
Fair Values of Financial Instruments
Certain financial instruments are required to be recorded at fair value. Changes in assumptions or estimation methods could affect the fair value estimates; however, we do not believe any such changes would have a material impact on our financial condition, results of operations or cash flows. Other financial instruments, including cash equivalents, certain investments and short-term debt, are recorded at cost, which approximates fair value. The fair values of long-term debt and financial instruments are disclosed in Note 9.

Amounts in millions of dollars except per share amounts or as otherwise specified.

New Accounting Pronouncements and Policies
In March 2017, the FASB issued ASU 2017-07, "Compensation-Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (Topic 715).”  This guidance requires an entity to disaggregate the current service cost component from the other components of net defined benefit costs on the face of the income statement.  It requires the service cost component to be presented with other current compensation costs for the related employees in the operating section of the income statement. Other components of net defined benefit costs are required to be presented outside of income from operations.
We adopted the standard retrospectively on July 1, 2018, using the practical expedient which allows entities to use information previously disclosed in their pension and other post-retirement benefit plans footnote as the basis to apply the retrospective presentation requirements.  As such, prior periods’ results have been revised to report the other components of net defined benefit costs, previously reported in Cost of products sold and Selling, general, and administrative expense (SG&A), within Other non-operating income/(expense), net. The following table summarizes the impact of the adoption of ASU 2017-07 on the Consolidated Statements of Earnings for the years ended June 30, 2018, 2017, and 2016.

	2018		2017		2016
Amounts in millions	As Reported	Revised	As Reported	Revised	As Reported	Revised
NET SALES	66,832	66,832	65,058	65,058	65,299	65,299
Cost of products sold	34,268	34,432	32,535	32,638	32,909	33,024
Selling, general and administrative expense	18,853	19,037	18,568	18,654	18,949	19,017
OPERATING INCOME	13,711	13,363	13,955	13,766	13,441	13,258
Interest expense	506	506	465	465	579	579
Interest income	247	247	171	171	182	182
Other non-operating income/(expense), net	(126)	222	(404)	(215)	325	508
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	13,326	13,326	13,257	13,257	13,369	13,369
In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows: Restricted Cash (Topic 230)”. This guidance requires the Statement of Cash Flows to present changes in the total of cash, cash equivalents and restricted cash. Prior to the adoption of this ASU, the relevant accounting guidance did not require the Statement of Cash Flows to include changes in restricted cash.
We adopted the standard retrospectively on July 1, 2018. We currently have no significant restricted cash balances. Historically, we had restricted cash balances and changes related to divestiture activity. Such balances were presented as Current assets held for sale on the balance sheets, with changes presented as Investing activities on the Statements of Cash Flow. In accordance with ASU 2016-08, such balances are now included in the beginning and ending balances of Cash, cash equivalents and restricted cash for all periods presented.
In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)." This guidance outlines a single, comprehensive model of accounting for revenue from contracts with customers. We will adopt the standard on July 1, 2018, using the modified retrospective transition method. Our revenue is primarily generated from the sale of finished product to customers. Those sales predominantly contain a single delivery element and revenue is recognized at a single point in time when ownership, risks and rewards transfer. Accordingly, the timing of revenue recognition is not materially impacted by the new standard. The adoption of the new standard will impact the accrual timing for certain portions of our customer and consumer promotional spending, which will result in a cumulative adjustment to retained earnings of up to $350, net of tax, on the date of adoption. The provisions of the new standard will also impact the classification of certain payments to customers, moving an immaterial amount of such payments (approximately $300) from expense to a deduction from net sales. This new guidance will not have any other material impacts on our Consolidated Financial Statements, including financial disclosures.
In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)." The standard requires lessees to recognize lease assets and lease liabilities on the balance sheet and requires expanded disclosures about leasing arrangements. We plan to adopt the standard on July 1, 2019. We are currently assessing the impact that the new standard will have on our Consolidated Financial Statements, which will consist primarily of a balance sheet gross up of our operating leases to show equal and offsetting lease assets and lease liabilities. For additional details on operating leases, see Note 12.
In January 2017, the FASB issued ASU 2017-04, “Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” The standard simplifies the accounting for goodwill impairment by requiring a goodwill impairment to be measured using a single step impairment model, whereby the impairment equals the difference between the carrying amount and the fair value of the specified reporting units in their entirety. This eliminates the second step of the current impairment model that requires companies to first estimate the fair value of all assets in a reporting unit, and then measure impairments based on those fair values and a residual measurement approach. It also specifies that any loss recognized should not exceed the total amount of goodwill

Amounts in millions of dollars except per share amounts or as otherwise specified.

allocated to that reporting unit. We will adopt the standard no later than July 1, 2020. The impact of the new standard will be dependent on the specific facts and circumstances of future individual impairments, if any.
In August 2017, the FASB issued ASU 2017-12, “Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities." This standard enables entities to better portray the economics of their risk management activities in the financial statements and enhances the transparency and understandability of hedge results through improved disclosures. The new standard is effective for us beginning July 1, 2019, with early adoption permitted. We elected to early adopt the new guidance in the first quarter of fiscal year 2018. The amended presentation and disclosure guidance was applied on a prospective basis. The primary impact of adoption is the required disclosure changes. The adoption of the new standard did not have a material impact on our Consolidated Financial Statements, including the cumulative-effect adjustment required upon adoption.
No other new accounting pronouncement issued or effective during the fiscal year had or is expected to have a material impact on our Consolidated Financial Statements.
NOTE 2
SEGMENT INFORMATION
During fiscal 2017, the Company completed the divestiture of four product categories, comprised of 43 of its beauty brands. The transactions included the global salon professional hair care and color, retail hair color, cosmetics and the fragrance businesses, along with select hair styling brands. In fiscal 2016, the Company completed the divestiture of its Batteries business to Berkshire Hathaway. Each of these businesses are reported as discontinued operations for all periods presented (see Note 13).
Under U.S. GAAP, our Global Business Units (GBUs) are aggregated into five reportable segments: 1) Beauty, 2) Grooming, 3) Health Care, 4) Fabric & Home Care and 5) Baby, Feminine & Family Care. Our five reportable segments are comprised of:

•	Beauty: Hair Care (Conditioner, Shampoo, Styling Aids, Treatments); Skin and Personal Care (Antiperspirant and Deodorant, Personal Cleansing, Skin Care);

•	Grooming: Shave Care (Female Blades & Razors, Male Blades & Razors, Pre- and Post-Shave Products, Other Shave Care); Appliances

•	Health Care: Oral Care (Toothbrushes, Toothpaste, Other Oral Care); Personal Health Care (Gastrointestinal, Rapid Diagnostics, Respiratory, Vitamins/Minerals/Supplements, Other Personal Health Care);

•	Fabric & Home Care: Fabric Care (Fabric Enhancers, Laundry Additives, Laundry Detergents); Home Care (Air Care, Dish Care, P&G Professional, Surface Care ); and

•	Baby, Feminine & Family Care: Baby Care (Baby Wipes, Diapers and Pants); Feminine Care (Adult Incontinence, Feminine Care); Family Care (Paper Towels, Tissues, Toilet Paper).
The accounting policies of the segments are generally the same as those described in Note 1. Differences between these policies and U.S. GAAP primarily reflect income taxes, which are reflected in the segments using applicable blended statutory rates. Adjustments to arrive at our effective tax rate are included in Corporate, including the impacts from the U.S. Tax Act in fiscal 2018 (see Note 5).
Corporate includes certain operating and non-operating activities that are not reflected in the operating results used internally to measure and evaluate the businesses, as well as items to adjust management reporting principles to U.S. GAAP. Operating activities in Corporate include the results of incidental businesses managed at the corporate level.

Operating elements also include certain employee benefit costs, the costs of certain restructuring-type activities to maintain a competitive cost structure, including manufacturing and workforce optimization, certain significant asset impairment charges and other general Corporate items. The non-operating elements in Corporate primarily include interest expense, certain pension and other postretirement benefit costs, certain acquisition and divestiture gains, interest and investing income and other financing costs.
Total assets for the reportable segments include those assets managed by the reportable segment, primarily inventory, fixed assets and intangible assets. Other assets, primarily cash, accounts receivable, investment securities and goodwill, are included in Corporate.
Our business units are comprised of similar product categories. Nine business units individually accounted for 5% or more of consolidated net sales as follows:

% of Sales by Business Unit (1)
Years ended June 30	2018	2017	2016
Fabric Care	22%	22%	22%
Baby Care	13%	14%	14%
Hair Care	10%	10%	10%
Home Care	10%	10%	10%
Skin and Personal Care	9%	8%	8%
Shave Care	8%	9%	9%
Family Care	8%	8%	8%
Oral Care	8%	8%	8%
Feminine Care	6%	6%	6%
All Other	6%	5%	5%
TOTAL	100%	100%	100%

(1)	% of sales by business unit excludes sales held in Corporate.
The Company had net sales in the U.S. of $27.3 billion, $27.3 billion and $27.0 billion for the years ended June 30, 2018, 2017 and 2016, respectively. Long-lived assets in the U.S. totaled $9.7 billion and $8.8 billion as of June 30, 2018 and 2017, respectively. Long-lived assets consists of property, plant and equipment. No other country's net sales or long-lived assets exceed 10% of the Company totals.
Our largest customer, Walmart Inc. and its affiliates, accounted for consolidated net sales of approximately 15%, 16% and 15% in 2018, 2017 and 2016, respectively. No other customer represents more than 10% of our consolidated net sales.

Amounts in millions of dollars except per share amounts or as otherwise specified.

Global Segment Results		Net Sales	Earnings/(Loss) from Continuing Operations Before Income Taxes	Net Earnings/(Loss) from Continuing Operations	Depreciation and Amortization	Total Assets	Capital Expenditures
BEAUTY	2018	$12,406	$3,042	$2,320	$236	$4,709	$766
	2017	11,429	2,546	1,914	220	4,184	599
	2016	11,477	2,636	1,975	218	3,888	435
GROOMING	2018	6,551	1,801	1,432	447	22,609	364
	2017	6,642	1,985	1,537	433	22,759	341
	2016	6,815	2,009	1,548	451	22,819	383
HEALTH CARE	2018	7,857	1,922	1,283	230	5,254	330
	2017	7,513	1,898	1,280	209	5,194	283
	2016	7,350	1,812	1,250	204	5,139	240
FABRIC & HOME CARE	2018	21,441	4,191	2,708	534	7,295	1,020
	2017	20,717	4,249	2,713	513	6,886	797
	2016	20,730	4,249	2,778	531	6,919	672
BABY, FEMININE & FAMILY CARE	2018	18,080	3,527	2,251	899	9,682	1,016
	2017	18,252	3,868	2,503	874	9,920	1,197
	2016	18,505	4,042	2,650	886	9,863	1,261
CORPORATE (1)	2018	497	(1,157)	(133)	488	68,761	221
	2017	505	(1,289)	247	571	71,463	167
	2016	422	(1,379)	(174)	788	78,508	323
TOTAL COMPANY	2018	$66,832	$13,326	$9,861	$2,834	$118,310	$3,717
	2017	65,058	13,257	10,194	2,820	120,406	3,384
	2016	65,299	13,369	10,027	3,078	127,136	3,314

(1)	The Corporate reportable segment includes depreciation and amortization, total assets and capital expenditures of the Beauty Brands and Batteries businesses prior to their divestiture.

NOTE 3
SUPPLEMENTAL FINANCIAL INFORMATION
The components of property, plant and equipment were as follows:

As of June 30	2018	2017
PROPERTY, PLANT AND EQUIPMENT
Buildings	$7,188	$6,943
Machinery and equipment	30,595	29,505
Land	841	765
Construction in progress	3,223	2,935
TOTAL PROPERTY, PLANT AND EQUIPMENT	41,847	40,148
Accumulated depreciation	(21,247)	(20,255)
PROPERTY, PLANT AND EQUIPMENT, NET	$20,600	$19,893
Selected components of current and noncurrent liabilities were as follows:

As of June 30	2018	2017
ACCRUED AND OTHER LIABILITIES - CURRENT
Marketing and promotion	$3,208	$2,792
Compensation expenses	1,298	1,344
Restructuring reserves	513	277
Taxes payable	268	449
Legal and environmental	156	168
Other	2,027	1,994
TOTAL	$7,470	$7,024
OTHER NONCURRENT LIABILITIES
Pension benefits	$4,768	$5,487
Other postretirement benefits	1,495	1,333
Uncertain tax positions	581	564
U.S. Tax Act transitional tax payable	2,654	—
Other	666	870
TOTAL	$10,164	$8,254

Amounts in millions of dollars except per share amounts or as otherwise specified.

RESTRUCTURING PROGRAM
The Company has historically incurred an ongoing annual level of restructuring-type activities to maintain a competitive cost structure, including manufacturing and workforce optimization. Before-tax costs incurred under the ongoing program have generally ranged from $250 to $500 annually. In fiscal 2012, the Company initiated an incremental restructuring program (covering fiscal 2012 through 2017) as part of a productivity and cost savings plan to reduce costs in the areas of supply chain, research and development, marketing activities and overhead expenses. The productivity and cost savings plan was designed to accelerate cost reductions by streamlining management decision making, manufacturing and other work processes in order to help fund the Company's growth strategy. Total restructuring costs incurred under the plan through fiscal 2017 was $5.6 billion, before tax.
In fiscal 2017 the Company announced specific elements of another incremental multi-year productivity and cost savings plan to further reduce costs in the areas of supply chain, certain marketing activities and overhead expenses. This program is expected to result in incremental enrollment reductions, along with further optimization of the supply chain and other manufacturing processes.
Restructuring costs incurred consist primarily of costs to separate employees, asset-related costs to exit facilities and other costs. The Company incurred total restructuring charges of $1,070 and $754 for the years ended June 30, 2018 and 2017, respectively. An additional amount of approximately $800 is expected to be incurred in fiscal 2019. Of the charges incurred for fiscal year 2018, $237 were recorded in SG&A, $819 in Cost of products sold, and $14 in Other non-operating income/(expense), net. Of the charges incurred for fiscal year 2017, $129 were recorded in SG&A, $593 in Cost of products sold, and $8 in Other non-operating income/(expense), net. The remainder of the charges for fiscal 2017 were included in Net earnings from discontinued operations. The following table presents restructuring activity for the years ended June 30, 2018 and 2017:

Amounts in millions	Separations	Asset-Related Costs	Other	Total
RESERVE JUNE 30, 2016	$243	$—	$72	$315
Charges	206	397	151	754
Cash spent (1)	(221)	—	(174)	(395)
Charges against assets	—	(397)	—	(397)
RESERVE JUNE 30, 2017	228	—	49	277
Charges	310	366	394	1,070
Cash spent	(279)	—	(189)	(468)
Charges against assets	—	(366)	—	(366)
RESERVE JUNE 30, 2018	$259	$—	$254	$513

(1)	Includes liabilities transferred to Coty related to our Beauty Brands divestiture.

Separation Costs
Employee separation charges for the years ended June 30, 2018 and 2017 relate to severance packages for approximately 2,720 and 2,120 employees, respectively. The packages were primarily voluntary and the amounts were calculated based on salary levels and past service periods. Severance costs related to voluntary separations are generally charged to earnings when the employee accepts the offer.
Asset-Related Costs
Asset-related costs consist of both asset write-downs and accelerated depreciation. Asset write-downs relate to the establishment of a new fair value basis for assets held-for-sale or disposal. These assets were written down to the lower of their current carrying basis or amounts expected to be realized upon disposal, less minor disposal costs. Charges for accelerated depreciation relate to long-lived assets that will be taken out of service prior to the end of their normal service period. These assets relate primarily to manufacturing consolidations and technology standardizations. The asset-related charges will not have a significant impact on future depreciation charges.
Other Costs
Other restructuring-type charges are incurred as a direct result of the restructuring program. Such charges primarily include asset removal and termination of contracts related to supply chain optimization.
Consistent with our historical policies for ongoing restructuring-type activities, the restructuring program charges are funded by and included within Corporate for both management and segment reporting. Accordingly, all of the charges under the program are included within the Corporate reportable segment.
However, for informative purposes, the following table summarizes the total restructuring costs related to our reportable segments:

Years ended June 30	2018	2017	2016
Beauty	$60	$90	$72
Grooming	38	45	42
Health Care	21	15	26
Fabric & Home Care	115	144	250
Baby, Feminine & Family Care	547	231	225
Corporate (1)	289	229	362
Total Company	$1,070	$754	$977

(1)
Corporate includes costs related to allocated overheads, including charges related to our Sales and Market Operations, Global Business Services and Corporate Functions activities, along with costs related to discontinued operations from our Batteries and Beauty Brands businesses.

Amounts in millions of dollars except per share amounts or as otherwise specified.

NOTE 4
GOODWILL AND INTANGIBLE ASSETS
The change in the net carrying amount of goodwill by reportable segment was as follows:

	Beauty	Grooming	Health Care	Fabric & Home Care	Baby, Feminine & Family Care	Corporate	Total Company
Balance at June 30, 2016 - Net (1)	$12,645	$19,477	$5,840	$1,856	$4,532	$—	$44,350
Acquisitions and divestitures	—	—	(10)	(3)	(24)	—	(37)
Translation and other	146	150	48	4	38	—	386
Balance at June 30, 2017 - Net (1)	12,791	19,627	5,878	1,857	4,546	—	44,699
Acquisitions and divestitures	82	—	—	—	—	—	82
Translation and other	119	193	51	8	23	—	394
Balance at June 30, 2018 - Net (1)	$12,992	$19,820	$5,929	$1,865	$4,569	$—	$45,175

(1)	Grooming goodwill balance is net of $1.2 billion accumulated impairment losses.

During fiscal 2017, the Company completed the divestiture of four product categories, comprised of 43 of its beauty brands ("Beauty Brands"). The transactions included the global salon professional hair care and color, retail hair color and cosmetics businesses and the fine fragrances business, along with select hair styling brands (see Note 13). The Beauty Brands had historically been part of the Company's Beauty reportable segment. In accordance with applicable accounting guidance for the disposal of long-lived assets, the results of the Beauty Brands are presented as discontinued operations. As a result, the goodwill attributable to the Beauty Brands as of June 30, 2016 is excluded from the preceding table.
The change in goodwill during fiscal 2018 was primarily due to acquisitions of two brands within the Beauty reportable segment and currency translation across all reportable segments. The change in goodwill during fiscal 2017 was primarily due to minor brand divestitures and currency translation across all reportable segments.
The goodwill and intangible asset valuations that are utilized to test these assets for impairment are dependent on a number of significant estimates and assumptions, including macroeconomic conditions, overall category growth rates, competitive activities, cost containment and margin expansion, Company business plans and the discount rate applied to cash flows. We believe these estimates and assumptions are reasonable and are comparable to those that would be used by other marketplace participants. However, actual events and results could differ substantially from those used in our valuations. To the extent such factors result in a failure to achieve the level of projected cash flows initially used to estimate fair value for purposes of establishing the carrying amount of goodwill and related intangible assets, we may need to record non-cash impairment charges in the future.

Identifiable intangible assets were comprised of:

	2018		2017
As of June 30	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
INTANGIBLE ASSETS WITH DETERMINABLE LIVES
Brands	$3,146	$(2,046)	$3,094	$(1,898)
Patents and technology	2,617	(2,350)	2,617	(2,261)
Customer relationships	1,372	(616)	1,377	(564)
Other	241	(144)	239	(132)
TOTAL	$7,376	$(5,156)	$7,327	$(4,855)

INTANGIBLE ASSETS WITH INDEFINITE LIVES
Brands	21,682	—	21,715	—
TOTAL	$29,058	$(5,156)	$29,042	$(4,855)
Amortization expense of intangible assets was as follows:

Years ended June 30	2018	2017	2016
Intangible asset amortization	$302	$325	$388
Estimated amortization expense over the next five fiscal years is as follows:

Years ending June 30	2019	2020	2021	2022	2023
Estimated amortization expense	$280	$254	$205	$188	$177

Amounts in millions of dollars except per share amounts or as otherwise specified.

NOTE 5
INCOME TAXES
Income taxes are recognized for the amount of taxes payable for the current year and for the impact of deferred tax assets and liabilities, which represent future tax consequences of events that have been recognized differently in the financial statements than for tax purposes. Deferred tax assets and liabilities are established using the enacted statutory tax rates and are adjusted for any changes in such rates in the period of change.
On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the "U.S. Tax Act"). The U.S. Tax Act significantly revises the future ongoing U.S. corporate income tax by, among other things, lowering the U.S. corporate income tax rates and implementing a hybrid territorial tax system. As the Company has a June 30 fiscal year-end, the lower corporate income tax rate was phased in, resulting in a U.S. statutory federal rate of approximately 28% for our fiscal year ended June 30, 2018, and 21% for subsequent fiscal years. However, the U.S. Tax Act eliminates the domestic manufacturing deduction and moves to a hybrid territorial system, which also largely eliminates the ability to credit certain foreign taxes that existed prior to enactment of the U.S. Tax Act.
There are also certain transitional impacts of the U.S. Tax Act. As part of the transition to the new hybrid territorial tax system, the U.S. Tax Act imposed a one-time repatriation tax on deemed repatriation of historical earnings of foreign subsidiaries. In addition, the reduction of the U.S. corporate tax rate caused us to adjust our U.S. deferred tax assets and liabilities to the lower federal base rate of 21%. These transitional impacts resulted in a provisional net charge of $602 for the fiscal year ended June 30, 2018, comprised of an estimated repatriation tax charge of $3.8 billion (comprised of U.S. repatriation taxes and foreign withholding taxes) and an estimated net deferred tax benefit of $3.2 billion.
The changes included in the U.S. Tax Act are broad and complex. The final transitional impacts of the U.S. Tax Act may differ from the above estimate, possibly materially, due to, among other things, changes in interpretations of the U.S. Tax Act, any legislative action to address questions that arise because of the U.S. Tax Act, or any updates or changes to estimates the Company has utilized to calculate the transitional impacts, which we expect to finalize when we complete our tax return for fiscal 2018. The SEC has issued rules that would allow for a measurement period of up to one year after the enactment date of the U.S. Tax Act to finalize the recording of the related tax impacts. We currently anticipate finalizing and recording any resulting adjustments within the one-year time period provided by the SEC.
Earnings from continuing operations before income taxes consisted of the following:

Years ended June 30	2018	2017	2016
United States	$9,277	$9,031	$8,788
International	4,049	4,226	4,581
TOTAL	$13,326	$13,257	$13,369

Income taxes on continuing operations consisted of the following:

Years ended June 30	2018	2017	2016
CURRENT TAX EXPENSE
U.S. federal	$3,965	$1,531	$1,673
International	1,131	1,243	1,483
U.S. state and local	213	241	224
	5,309	3,015	3,380
DEFERRED TAX EXPENSE
U.S. federal	(1,989)	28	33
International and other	145	20	(71)
	(1,844)	48	(38)
TOTAL TAX EXPENSE	$3,465	$3,063	$3,342
A reconciliation of the U.S. federal statutory income tax rate to our actual income tax rate on continuing operations is provided below:

Years ended June 30	2018	2017	2016
U.S. federal statutory income tax rate	28.1%	35.0%	35.0%
Country mix impacts of foreign operations	(4.7)%	(6.8)%	(9.1)%
Changes in uncertain tax positions	(0.3)%	(2.0)%	(0.5)%
Excess tax benefits from the exercise of stock options	(0.4)%	(1.3)%	—%
Net transitional impact of U.S. Tax Act	4.5%	—%	—%
Other	(1.2)%	(1.8)%	(0.4)%
EFFECTIVE INCOME TAX RATE	26.0%	23.1%	25.0%
Country mix impacts of foreign operations includes the effects of foreign subsidiaries' earnings taxed at rates other than the U.S. statutory rate, the U.S. tax impacts of non-U.S. earnings repatriation and any net impacts of intercompany transactions. Changes in uncertain tax positions represent changes in our net liability related to prior year tax positions. Excess tax benefits from the exercise of stock options reflect the impact of adopting ASU 2016-09, "Stock Compensation (Topic 718): Improvements to Employee-Share-Based Payment Accounting)."
Tax benefits charged to shareholders' equity totaled $342 for the year ended June 30, 2018. This primarily relates to the tax effects of Net Investment hedges, partially offset by the impact of certain adjustments to pension obligations recorded in stockholders' equity. Tax costs credited to shareholders' equity totaled $333 for the year ended June 30, 2017. This primarily relates to the impact of certain adjustments to pension obligations recorded in stockholders' equity, partially offset by the tax effects of Net Investment hedges.
Prior to the passage of the U.S. Tax Act, the Company asserted that substantially all of the undistributed earnings of its foreign subsidiaries were considered indefinitely invested and

Amounts in millions of dollars except per share amounts or as otherwise specified.

accordingly, no deferred taxes were provided. Pursuant to the provisions of the U.S. Tax Act, these earnings were subjected to a one-time transition tax, for which a provisional charge has been recorded. This charge included provisional taxes for all U.S. income taxes and for the related foreign withholding taxes for the portion of those earnings which are no longer considered indefinitely invested. We have not provided deferred foreign withholding taxes on approximately $33 billion of earnings that are considered permanently reinvested.
A reconciliation of the beginning and ending liability for uncertain tax positions is as follows:

Years ended June 30	2018	2017	2016
BEGINNING OF YEAR	$465	$857	$1,096
Increases in tax positions for prior years	26	87	124
Decreases in tax positions for prior years	(38)	(147)	(97)
Increases in tax positions for current year	87	75	97
Settlements with taxing authorities	(45)	(381)	(301)
Lapse in statute of limitations	(20)	(22)	(39)
Currency translation	(5)	(4)	(23)
END OF YEAR	$470	$465	$857
Included in the total liability for uncertain tax positions at June 30, 2018, is $251 that, depending on the ultimate resolution, could impact the effective tax rate in future periods.
The Company is present in approximately 70 countries and over 150 taxable jurisdictions and, at any point in time, has 40-50 jurisdictional audits underway at various stages of completion. We evaluate our tax positions and establish liabilities for uncertain tax positions that may be challenged by local authorities and may not be fully sustained, despite our belief that the underlying tax positions are fully supportable. Uncertain tax positions are reviewed on an ongoing basis and are adjusted in light of changing facts and circumstances, including progress of tax audits, developments in case law and the closing of statutes of limitation. Such adjustments are reflected in the tax provision as appropriate. We have tax years open ranging from 2008 and forward. We are generally not able to reliably estimate the ultimate settlement amounts until the close of the audit. While we do not expect material changes, it is possible that the amount of unrecognized benefit with respect to our uncertain tax positions could increase or decrease within the next 12 months. At this time, we are not able to make a reasonable estimate of the range of impact on the balance of uncertain tax positions or the impact on the effective tax rate related to any such changes.

We recognize the additional accrual of any possible related interest and penalties relating to the underlying uncertain tax position in income tax expense. As of June 30, 2018, 2017 and 2016, we had accrued interest of $99, $100 and $323 and accrued penalties of $15, $20 and $20, respectively, which are not included in the above table. During the fiscal years ended June 30, 2018, 2017 and 2016, we recognized $(22), $62 and $2 in interest benefit/(expense) and $(5), $0 and $(2) in penalties benefit/(expense), respectively. The net benefits recognized resulted primarily from the favorable resolution of tax positions for prior years.
Deferred income tax assets and liabilities were comprised of the following:

As of June 30	2018	2017
DEFERRED TAX ASSETS
Pension and postretirement benefits	$1,478	$1,775
Loss and other carryforwards	1,067	1,516
Stock-based compensation	476	732
Fixed assets	223	212
Accrued marketing and promotion	223	210
Unrealized loss on financial and foreign exchange transactions	61	259
Inventory	35	75
Accrued interest and taxes	17	30
Advance payments	4	121
Other	699	709
Valuation allowances	(457)	(505)
TOTAL	$3,826	$5,134

DEFERRED TAX LIABILITIES
Goodwill and intangible assets	$6,168	$9,403
Fixed assets	1,276	1,495
Foreign withholding tax on earnings to be repatriated	244	—
Unrealized gain on financial and foreign exchange transactions	169	314
Other	161	26
TOTAL	$8,018	$11,238
Net operating loss carryforwards were $3.5 billion and $3.3 billion at June 30, 2018 and 2017, respectively. If unused, $1.2 billion will expire between 2018 and 2037. The remainder, totaling $2.3 billion at June 30, 2018, may be carried forward indefinitely.

Amounts in millions of dollars except per share amounts or as otherwise specified.

NOTE 6
EARNINGS PER SHARE
Basic net earnings per common share are calculated by dividing Net earnings attributable to Procter & Gamble less preferred dividends (net of related tax benefits) by the weighted average number of common shares outstanding during the year. Diluted net earnings per common share are calculated using the treasury stock method on the basis of the weighted average number of common shares outstanding plus the dilutive effect of stock options and other stock-based awards (see Note 7) and the assumed conversion of preferred stock (see Note 8).
Net earnings per share were as follows:

Years ended June 30	2018	2017			2016
CONSOLIDATED AMOUNTS	Total	Continuing Operations	Discontinued Operations	Total	Continuing Operations	Discontinued Operations	Total
Net earnings	$9,861	$10,194	$5,217	$15,411	$10,027	$577	$10,604
Less: Net earnings attributable to noncontrolling interests	111	85	—	85	96	—	96
Net earnings attributable to P&G (Diluted)	9,750	10,109	5,217	15,326	9,931	577	10,508
Preferred dividends, net of tax	(265)	(247)	—	(247)	(255)	—	(255)
Net earnings attributable to P&G available to common shareholders (Basic)	$9,485	$9,862	$5,217	$15,079	$9,676	$577	$10,253
SHARES IN MILLIONS
Basic weighted average common shares outstanding	2,529.3	2,598.1	2,598.1	2,598.1	2,698.9	2,698.9	2,698.9
Add: Effect of dilutive securities
Conversion of preferred shares(1)	94.9	99.3	99.3	99.3	103.9	103.9	103.9
Impact of stock options and other unvested equity awards (2)	32.5	43.0	43.0	43.0	41.6	41.6	41.6
Diluted weighted average common shares outstanding	2,656.7	2,740.4	2,740.4	2,740.4	2,844.4	2,844.4	2,844.4
NET EARNINGS PER SHARE (3)
Basic	$3.75	$3.79	$2.01	$5.80	$3.59	$0.21	$3.80
Diluted	$3.67	$3.69	$1.90	$5.59	$3.49	$0.20	$3.69

(1)
Despite being included currently in Diluted net earnings per common share, the actual conversion to common stock occurs when the preferred shares are sold. Shares may only be sold after being allocated to the ESOP participants pursuant to the repayment of the ESOP's obligations through 2035.

(2)
Weighted average outstanding stock options of approximately 48 million in 2018, 20 million in 2017 and 55 million in 2016 were not included in the Diluted net earnings per share calculation because the options were out of the money or to do so would have been antidilutive (i.e., the total proceeds upon exercise would have exceeded the market value of the underlying common shares).

(3)	Net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

Amounts in millions of dollars except per share amounts or as otherwise specified.

NOTE 7
STOCK-BASED COMPENSATION
We have two primary stock-based compensation programs under which we annually grant stock option, restricted stock unit (RSU) and performance stock unit (PSU) awards to key managers and directors.
In our main long-term incentive program, key managers can elect to receive options or RSUs. All options vest after three years and have a 10-year life. Exercise prices on options are set equal to the market price of the underlying shares on the date of the grant. Effective in fiscal year 2017, RSUs vest and settle in shares of common stock three years from the grant date. RSUs granted prior to fiscal years 2017 vest and settle in shares of common stock five years from the grant date.
Senior-level executives participate in an additional long-term incentive program that awards PSUs, which are paid in shares after the end of a three-year performance period. Under this program, the number of PSUs that will vest is based on the Company's performance relative to pre-established performance goals during that three year period.
In addition to these long-term incentive programs, we award RSUs to the Company's non-employee directors and make other minor stock option and RSU grants to employees for which the terms are not substantially different from our long-term incentive awards.
A total of 185 million shares of common stock were authorized for issuance under the stock-based compensation plan approved by shareholders in 2014, of which 65 million shares remain available for grant.
The Company recognizes stock-based compensation expense based on the fair value of the awards at the date of grant. The fair value is amortized on a straight-line basis over the requisite service period. Awards to employees eligible for retirement prior to the award becoming fully vested are recognized as compensation expense from the grant date through the date the employee first becomes eligible to retire and is no longer required to provide services to earn the award. Stock-based compensation expense is included as part of Cost of products sold and SG&A in the Consolidated Statement of Earnings and includes an estimate of forfeitures, which is based on historical data. Total expense and related tax benefit were as follows:

Years ended June 30	2018	2017 (1)	2016 (1)
Stock options	$220	$216	$199
RSUs and PSUs	175	150	143
Total stock-based expense	$395	$366	$342

Income tax benefit	$87	$111	$85

(1)	Includes amounts related to discontinued operations, which are not material in any period presented.

We utilize an industry standard lattice-based valuation model to calculate the fair value for stock options granted. Assumptions utilized in the model, which are evaluated and revised to reflect market conditions and experience, were as follows:

Years ended June 30	2018			2017			2016
Interest rate	1.9	-	2.9%	0.8	-	2.6%	0.7	-	1.9%
Weighted average interest rate	2.8%			2.6%			1.8%
Dividend yield	3.1%			3.2%			3.2%
Expected volatility	18%			15%			16%
Expected life in years	9.2			9.6			8.3
Lattice-based option valuation models incorporate ranges of assumptions for inputs and those ranges are disclosed in the preceding table. Expected volatilities are based on a combination of historical volatility of our stock and implied volatilities of call options on our stock. We use historical data to estimate option exercise and employee termination patterns within the valuation model. The expected life of options granted is derived from the output of the option valuation model and represents the average period of time that options granted are expected to be outstanding. The interest rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of grant.
A summary of options outstanding under the plans as of June 30, 2018 and activity during the year then ended is presented below:

Options	Options (in thousands)	Weighted Average Exercise Price	Weighted Average Contract-ual Life in Years	Aggregate Intrinsic Value
Outstanding, beginning of year	206,485	$72.46
Granted	20,292	82.19
Exercised	(19,622)	63.44
Canceled	(1,501)	82.92
OUTSTANDING, END OF YEAR	205,654	$74.21	5.3	$1,349
EXERCISABLE	143,169	$69.96	3.8	$1,326
The following table provides additional information on stock options:

Years ended June 30	2018	2017	2016
Weighted average grant-date fair value of options granted	$11.89	$10.45	$8.48
Intrinsic value of options exercised	500	1,334	1,388
Grant-date fair value of options that vested	209	246	200
Cash received from options exercised	1,245	2,630	2,332
Actual tax benefit from options exercised	127	421	433

Amounts in millions of dollars except per share amounts or as otherwise specified.

At June 30, 2018, there was $203 of compensation cost that has not yet been recognized related to stock option grants. That cost is expected to be recognized over a remaining weighted average period of 2.0 years.
A summary of non-vested RSUs and PSUs outstanding under the plans as of June 30, 2018 and activity during the year then ended is presented below:

	RSUs		PSUs
RSU and PSU awards	Units (in thousands)	Weighted Average Grant Date Fair Value	Units (in thousands)	Weighted Average Grant Date Fair Value
Non-vested at July 1, 2017	5,359	$74.98	1,194	$82.40
Granted	1,978	79.73	784	78.59
Vested	(1,777)	72.27	(550)	73.38
Forfeited	(184)	74.79	(43)	81.56
Non-vested at June 30, 2018	5,376	$77.17	1,385	$84.08
At June 30, 2018, there was $255 of compensation cost that has not yet been recognized related to RSUs and PSUs. That cost is expected to be recognized over a remaining weighted average period of 2.1 years. The total grant date fair value of shares vested was $175, $163 and $97 in 2018, 2017 and 2016, respectively.
The Company settles equity issuances with treasury shares. We have no specific policy to repurchase common shares to mitigate the dilutive impact of options, RSUs and PSUs. However, we have historically made adequate discretionary purchases, based on cash availability, market trends and other factors, to offset the impacts of such activity.

NOTE 8
POSTRETIREMENT BENEFITS AND EMPLOYEE STOCK OWNERSHIP PLAN
We offer various postretirement benefits to our employees.
Defined Contribution Retirement Plans
We have defined contribution plans, which cover the majority of our U.S. employees, as well as employees in certain other countries. These plans are fully funded. We generally make contributions to participants' accounts based on individual base salaries and years of service. Total global defined contribution expense was $292, $270 and $292 in 2018, 2017 and 2016, respectively.
The primary U.S. defined contribution plan (the U.S. DC plan) comprises the majority of the expense for the Company's defined contribution plans. For the U.S. DC plan, the contribution rate is set annually. Total contributions for this plan approximated 14% of total participants' annual wages and salaries in 2018, 2017 and 2016.
We maintain The Procter & Gamble Profit Sharing Trust (Trust) and Employee Stock Ownership Plan (ESOP) to provide a portion of the funding for the U.S. DC plan and other retiree benefits (described below). Operating details of the ESOP are provided at the end of this Note. The fair value of the ESOP Series A shares allocated to participants reduces our cash contribution required to fund the U.S. DC plan.
Defined Benefit Retirement Plans and Other Retiree Benefits
We offer defined benefit retirement pension plans to certain employees. These benefits relate primarily to local plans outside the U.S. and, to a lesser extent, plans assumed in previous acquisitions covering U.S. employees.
We also provide certain other retiree benefits, primarily health care and life insurance, for the majority of our U.S. employees who become eligible for these benefits when they meet minimum age and service requirements. Generally, the health care plans require cost sharing with retirees and pay a stated percentage of expenses, reduced by deductibles and other coverages. These benefits are primarily funded by ESOP Series B shares and certain other assets contributed by the Company.

Amounts in millions of dollars except per share amounts or as otherwise specified.

Obligation and Funded Status. The following provides a reconciliation of benefit obligations, plan assets and funded status of these defined benefit plans:

	Pension Benefits (1)		Other Retiree Benefits (2)
Years ended June 30	2018	2017	2018	2017
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year (3)	$16,160	$17,285	$5,187	$5,632
Service cost	280	310	112	133
Interest cost	348	300	177	175
Participants' contributions	13	14	73	74
Amendments	12	2	(231)	—
Net actuarial loss/(gain)	(722)	(643)	(308)	(554)
Acquisitions/(divestitures) (4)	—	(413)	—	(31)
Curtailments	—	(132)	—	(37)
Special termination benefits	8	4	7	21
Currency translation and other	148	35	5	16
Benefit payments	(589)	(602)	(244)	(242)
BENEFIT OBLIGATION AT END OF YEAR (3)	$15,658	$16,160	$4,778	$5,187

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year	$10,829	$10,269	$3,831	$3,787
Actual return on plan assets	553	884	(481)	136
Acquisitions/(divestitures) (4)	—	(34)	—	—
Employer contributions	406	316	33	36
Participants' contributions	13	14	73	74
Currency translation and other	55	(18)	(3)	(4)
ESOP debt impacts (5)	—	—	50	44
Benefit payments	(589)	(602)	(244)	(242)
FAIR VALUE OF PLAN ASSETS AT END OF YEAR	$11,267	$10,829	$3,259	$3,831
FUNDED STATUS	$(4,391)	$(5,331)	$(1,519)	$(1,356)

(1)	Primarily non-U.S.-based defined benefit retirement plans.

(2)	Primarily U.S.-based other postretirement benefit plans.

(3)	For the pension benefit plans, the benefit obligation is the projected benefit obligation. For other retiree benefit plans, the benefit obligation is the accumulated postretirement benefit obligation.

(4)	For the year ended June 30, 2017, this represents the obligations and plans which were classified as held for sale at June 30, 2016.

(5)	Represents the net impact of ESOP debt service requirements, which is netted against plan assets for other retiree benefits.
The underfunding of pension benefits is primarily a function of the different funding incentives that exist outside of the U.S. In certain countries, there are no legal requirements or financial incentives provided to companies to pre-fund pension obligations prior to their due date. In these instances, benefit payments are typically paid directly from the Company's cash as they become due.

	Pension Benefits		Other Retiree Benefits
As of June 30	2018	2017	2018	2017
CLASSIFICATION OF NET AMOUNT RECOGNIZED
Noncurrent assets	$420	$196	$—	$—
Current liabilities	(43)	(40)	(24)	(23)
Noncurrent liabilities	(4,768)	(5,487)	(1,495)	(1,333)
NET AMOUNT RECOGNIZED	$(4,391)	$(5,331)	$(1,519)	$(1,356)
AMOUNTS RECOGNIZED IN ACCUMULATED OTHER COMPREHENSIVE INCOME (AOCI)
Net actuarial loss	$3,787	$4,548	$2,366	$1,819
Prior service cost/(credit)	244	245	(478)	(293)
NET AMOUNTS RECOGNIZED IN AOCI	$4,031	$4,793	$1,888	$1,526

Amounts in millions of dollars except per share amounts or as otherwise specified.

The accumulated benefit obligation for all defined benefit pension plans was $14,370 and $14,512 as of June 30, 2018 and 2017, respectively. Pension plans with accumulated benefit obligations in excess of plan assets and plans with projected benefit obligations in excess of plan assets consisted of the following:

	Accumulated Benefit Obligation Exceeds the Fair Value of Plan Assets		Projected Benefit Obligation Exceeds the Fair Value of Plan Assets
As of June 30	2018	2017	2018	2017
Projected benefit obligation	$8,467	$13,699	$8,962	$14,181
Accumulated benefit obligation	7,573	12,276	7,974	12,630
Fair value of plan assets	3,740	8,279	4,150	8,654
Net Periodic Benefit Cost. Components of the net periodic benefit cost were as follows:

	Pension Benefits					Other Retiree Benefits
Years ended June 30	2018	2017		2016		2018	2017		2016
AMOUNTS RECOGNIZED IN NET PERIODIC BENEFIT COST
Service cost	$280	$310	(1)	$314	(1)	$112	$133	(1)	$124	(1)
Interest cost	348	300		466		177	175		219
Expected return on plan assets	(751)	(675)		(731)		(451)	(431)		(416)
Amortization of net actuarial loss	295	375		265		69	122		78
Amortization of prior service cost/(credit)	28	28		29		(41)	(45)		(52)
Amortization of net actuarial loss/ prior service cost due to settlements and curtailments	—	186	(2)	—		—	16	(2)	—
Special termination benefits	8	4		6		7	21	(2)	12	(3)
GROSS BENEFIT COST/(CREDIT)	208	528		349		(127)	(9)		(35)
Dividends on ESOP preferred stock	—	—		—		(37)	(45)		(52)
NET PERIODIC BENEFIT COST/(CREDIT)	$208	$528		$349		$(164)	$(54)		$(87)
CHANGE IN PLAN ASSETS AND BENEFIT OBLIGATIONS RECOGNIZED IN AOCI
Net actuarial loss/(gain) - current year	$(524)	$(852)				$624	$(259)
Prior service cost/(credit) - current year	12	2				(231)	—
Amortization of net actuarial loss	(295)	(375)				(69)	(122)
Amortization of prior service (cost)/credit	(28)	(28)				41	45
Amortization of net actuarial loss/prior service costs due to settlements and curtailments	—	(186)				—	(16)
Reduction in net actuarial losses resulting from curtailment	—	(132)				—	(37)
Currency translation and other	73	6				(3)	2
TOTAL CHANGE IN AOCI	(762)	(1,565)				362	(387)
NET AMOUNTS RECOGNIZED IN PERIODIC BENEFIT COST AND AOCI	$(554)	$(1,037)				$198	$(441)

(1)	Service cost includes amounts related to discontinued operations in fiscal years ended June 30, 2017 and June 30, 2016, which are not material for any period.

(2)
For fiscal year ended June 30, 2017, amortization of net actuarial loss / prior service cost due to settlement and curtailments and $18 of the special termination benefits are included in Net earnings from discontinued operations related to the Beauty Brands divestiture.

(3)	For fiscal year ended June 30, 2016, $7 of the special termination benefits are included in Net Earnings from discontinued operations related to the Batteries divestiture.

The service cost component of the net periodic benefit cost is included in the Statements of Earnings in Cost of products sold and SG&A, unless otherwise noted. All other components are included in the Statements of Earnings in Other non-operating income/(expense), net, unless otherwise noted.
Amounts expected to be amortized from AOCI into net periodic benefit cost during the year ending June 30, 2019, are as follows:

	Pension Benefits	Other Retiree Benefits
Net actuarial loss	$224	$71
Prior service cost/(credit)	26	(49)

Amounts in millions of dollars except per share amounts or as otherwise specified.

Assumptions. We determine our actuarial assumptions on an annual basis. These assumptions are weighted to reflect each country that may have an impact on the cost of providing retirement benefits. The weighted average assumptions used to determine benefit obligations recorded on the Consolidated Balance Sheets as of June 30, were as follows: (1)

	Pension Benefits		Other Retiree Benefits
As of June 30	2018	2017	2018	2017
Discount rate	2.5%	2.4%	4.2%	3.9%
Rate of compensation increase	2.6%	3.0%	N/A	N/A
Health care cost trend rates assumed for next year	N/A	N/A	6.6%	6.4%
Rate to which the health care cost trend rate is assumed to decline (ultimate trend rate)	N/A	N/A	4.9%	4.9%
Year that the rate reaches the ultimate trend rate	N/A	N/A	2025	2022

(1)	Determined as of end of fiscal year.
The weighted average assumptions used to determine net benefit cost recorded on the Consolidated Statement of Earnings for the years ended June 30, were as follows: (1)

	Pension Benefits			Other Retiree Benefits
Years ended June 30	2018	2017	2016	2018	2017	2016
Discount rate	2.4%	2.1%	3.1%	3.9%	3.6%	4.5%
Expected return on plan assets	6.8%	6.9%	7.2%	8.3%	8.3%	8.3%
Rate of compensation increase	3.0%	2.9%	3.1%	N/A	N/A	N/A

(1)	Determined as of beginning of fiscal year.
For plans that make up the majority of our obligation, the Company calculates the benefit obligation and the related impacts on service and interest costs using specific spot rates along the corporate bond yield curve. For the remaining plans, the Company determines these amounts utilizing a single weighted-average discount rate derived from the corporate bond yield curve used to measure the plan obligations.
Several factors are considered in developing the estimate for the long-term expected rate of return on plan assets. For the defined benefit retirement plans, these factors include historical rates of return of broad equity and bond indices and projected long-term rates of return obtained from pension investment consultants. The expected long-term rates of return for plan assets are 8 - 9% for equities and 5 - 6% for bonds. For other retiree benefit plans, the expected long-term rate of return reflects that the assets are comprised primarily of Company stock. The expected rate of return on Company stock is based on the long-term projected return of 8.5% and reflects the historical pattern of returns.
Assumed health care cost trend rates could have a significant effect on the amounts reported for the other retiree benefit plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

	One-Percentage Point Increase	One-Percentage Point Decrease
Effect on the total service and interest cost components	$62	$(47)
Effect on the accumulated postretirement benefit obligation	737	(585)
Plan Assets. Our investment objective for defined benefit retirement plan assets is to meet the plans' benefit obligations and to improve plan self-sufficiency for future benefit obligations. The investment strategies focus on asset class diversification, liquidity to meet benefit payments and an appropriate balance of long-term investment return and risk. Target ranges for asset allocations are determined by assessing different investment risks and matching the actuarial projections of the plans' future liabilities and benefit payments with current as well as expected long-term rates of return on the assets, taking into account investment return volatility and correlations across asset classes. Plan assets are diversified across several investment managers and are generally invested in liquid funds that are selected to track broad market equity and bond indices. Investment risk is carefully controlled with plan assets rebalanced to target allocations on a periodic basis and with continual monitoring of investment managers' performance relative to the investment guidelines established with each investment manager.

Amounts in millions of dollars except per share amounts or as otherwise specified.

Our target asset allocation for the year ended June 30, 2018, and actual asset allocation by asset category as of June 30, 2018 and 2017, were as follows:

	Target Asset Allocation		Actual Asset Allocation at June 30
	Pension Benefits	Other Retiree Benefits	Pension Benefits		Other Retiree Benefits
Asset Category			2018	2017	2018	2017
Cash	—%	2%	2%	2%	1%	1%
Debt securities	65%	3%	59%	53%	4%	4%
Equity securities	35%	95%	39%	45%	95%	95%
TOTAL	100%	100%	100%	100%	100%	100%
The following tables set forth the fair value of the Company's plan assets as of June 30, 2018 and 2017 segregated by level within the fair value hierarchy (refer to Note 9 for further discussion on the fair value hierarchy and fair value principles). Company stock listed as Level 2 in the hierarchy represents preferred shares which are valued based on the value of Company common stock. The majority of our Level 3 pension assets are insurance contracts. Their fair values are based on their cash equivalent or models that project future cash flows and discount the future amounts to a present value using market-based observable inputs, including credit risk and interest rate curves. There was no significant activity within the Level 3 pension and other retiree benefits plan assets during the years presented. Investments valued using net asset value as a practical expedient are primarily equity and fixed income collective funds. These assets are not valued using the fair value hierarchy, but rather valued using the net asset value reported by the managers of the funds and as supported by the unit prices of actual purchase and sale transactions.

	Pension Benefits			Other Retiree Benefits
As of June 30	Fair Value Hierarchy Level	2018	2017	Fair Value Hierarchy Level	2018	2017
ASSETS AT FAIR VALUE
Cash and cash equivalents	1	$136	$134	1	$5	$6
Company stock (1)		—	—	2	3,092	3,643
Other (2)	1, 2 & 3	400	165	1	4	7
TOTAL ASSETS IN THE FAIR VALUE HEIRARCHY		536	299		3,101	3,656
Investments valued at net asset value		10,731	10,530		158	175
TOTAL ASSETS AT FAIR VALUE		$11,267	10,829		$3,259	3,831

(1)	Company stock is net of ESOP debt discussed below.

(2)
The Company's other pension plan assets measured at fair value are generally classified as Level 3 within the fair value hierarchy. There are no material other pension plan asset balances classified as Level 1 or Level 2 within the fair value hierarchy.

Cash Flows. Management's best estimate of cash requirements and discretionary contributions for the defined benefit retirement plans and other retiree benefit plans for the year ending June 30, 2019, is $134 and $39, respectively. For the defined benefit retirement plans, this is comprised of $82 in expected benefit payments from the Company directly to participants of unfunded plans and $52 of expected contributions to funded plans. For other retiree benefit plans, this is comprised of $24 in expected benefit payments from the Company directly to participants of unfunded plans and $15 of expected contributions to funded plans. Expected contributions are dependent on many variables, including the variability of the market value of the plan assets as compared to the benefit obligation and other market or regulatory conditions. In addition, we take into consideration our business investment opportunities and resulting cash requirements. Accordingly, actual funding may differ significantly from current estimates.

Total benefit payments expected to be paid to participants, which include payments funded from the Company's assets and payments from the plans are as follows:

Years ending June 30	Pension Benefits	Other Retiree Benefits
EXPECTED BENEFIT PAYMENTS
2019	$517	$194
2020	508	207
2021	545	219
2022	557	231
2023	577	241
2024 - 2028	3,280	1,339

Amounts in millions of dollars except per share amounts or as otherwise specified.

Employee Stock Ownership Plan
We maintain the ESOP to provide funding for certain employee benefits discussed in the preceding paragraphs.
The ESOP borrowed $1.0 billion in 1989 and the proceeds were used to purchase Series A ESOP Convertible Class A Preferred Stock to fund a portion of the U.S. DC plan. Principal and interest requirements of the borrowing were paid by the Trust from dividends on the preferred shares and from advances provided by the Company. The original borrowing of $1.0 billion has been repaid in full, and advances from the Company of $52 remain outstanding at June 30, 2018. Each share is convertible at the option of the holder into one share of the Company's common stock. The dividend for the current year was equal to the common stock dividend of $2.79 per share. The liquidation value is $6.82 per share.
In 1991, the ESOP borrowed an additional $1.0 billion. The proceeds were used to purchase Series B ESOP Convertible Class A Preferred Stock to fund a portion of retiree health care benefits. These shares, net of the ESOP's debt, are considered plan assets of the other retiree benefits plan discussed above. Debt service requirements are funded by preferred stock dividends, cash contributions and advances provided by the Company, of which $825 are outstanding at June 30, 2018. Each share is convertible at the option of the holder into one share of the Company's common stock. The dividend for the current year was equal to the common stock dividend of $2.79 per share. The liquidation value is $12.96 per share.
Our ESOP accounting practices are consistent with current ESOP accounting guidance, including the permissible continuation of certain provisions from prior accounting guidance. ESOP debt, which is guaranteed by the Company, is recorded as debt (see Note 10) with an offset to the Reserve for ESOP debt retirement, which is presented within Shareholders' equity. Advances to the ESOP by the Company are recorded as an increase in the Reserve for ESOP debt retirement. Interest incurred on the ESOP debt is recorded as Interest expense. Dividends on all preferred shares, net of related tax benefits, are charged to Retained earnings.
The series A and B preferred shares of the ESOP are allocated to employees based on debt service requirements. The number of preferred shares outstanding at June 30 was as follows:

Shares in thousands	2018	2017	2016
Allocated	34,233	36,488	39,241
Unallocated	4,117	5,060	6,095
TOTAL SERIES A	38,350	41,548	45,336

Allocated	25,895	25,378	23,925
Unallocated	28,512	30,412	32,319
TOTAL SERIES B	54,407	55,790	56,244
For purposes of calculating diluted net earnings per common share, the preferred shares held by the ESOP are considered converted from inception.

NOTE 9
RISK MANAGEMENT ACTIVITIES AND FAIR VALUE MEASUREMENTS
As a multinational company with diverse product offerings, we are exposed to market risks, such as changes in interest rates, currency exchange rates and commodity prices. We evaluate exposures on a centralized basis to take advantage of natural exposure correlation and netting. To the extent we choose to manage volatility associated with the net exposures, we enter into various financial transactions that we account for using the applicable accounting guidance for derivative instruments and hedging activities. These financial transactions are governed by our policies covering acceptable counterparty exposure, instrument types and other hedging practices.
If the Company elects to do so and if the instrument meets certain specified accounting criteria, management designates derivative instruments as cash flow hedges, fair value hedges or net investment hedges. We record derivative instruments at fair value and the accounting for changes in the fair value depends on the intended use of the derivative, the resulting designation and the effectiveness of the instrument in offsetting the risk exposure it is designed to hedge. We generally have a high degree of effectiveness between the exposure being hedged and the hedging instrument.
Credit Risk Management
We have counterparty credit guidelines and normally enter into transactions with investment grade financial institutions, to the extent commercially viable. Counterparty exposures are monitored daily and downgrades in counterparty credit ratings are reviewed on a timely basis. We have not incurred, and do not expect to incur, material credit losses on our risk management or other financial instruments.
Substantially all of the Company's financial instruments used in hedging transactions are governed by industry standard netting and collateral agreements with counterparties. If the Company's credit rating were to fall below the levels stipulated in the agreements, the counterparties could demand either collateralization or termination of the arrangements. The aggregate fair value of the instruments covered by these contractual features that are in a net liability position as of June 30, 2018, was not material. The Company has not been required to post collateral as a result of these contractual features.
Interest Rate Risk Management
Our policy is to manage interest cost using a mixture of fixed-rate and variable-rate debt. To manage this risk in a cost-efficient manner, we enter into interest rate swaps whereby we agree to exchange with the counterparty, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to a notional amount.
We designate certain interest rate swaps that meet specific accounting criteria as fair value hedges. For fair value hedges, the changes in the fair value of both the hedging instruments and the underlying debt obligations are immediately recognized in earnings. Historically, we had interest rate swaps

Amounts in millions of dollars except per share amounts or as otherwise specified.

designated as cash flow hedges. For the years ended June 30, 2018 and 2017, we did not have any contracts outstanding.
Foreign Currency Risk Management
We manufacture and sell our products and finance our operations in a number of countries throughout the world. As a result, we are exposed to movements in foreign currency exchange rates. We leverage the Company’s diversified portfolio of exposures as a natural hedge. In certain cases, we enter into non-qualifying foreign currency contracts to hedge certain balance sheet items subject to revaluation. The change in fair value of these instruments and the underlying exposure are both immediately recognized in earnings.
To manage exchange rate risk related to our intercompany financing, we primarily use forward contracts and currency swaps. The change in fair value of these non-qualifying instruments is immediately recognized in earnings, substantially offsetting the foreign currency mark-to-market impact of the related exposure.
Historically, we had certain foreign currency swaps with original maturities up to five years, which were intended to offset the effect of exchange rate fluctuations on intercompany loans denominated in foreign currencies; these swaps were accounted for as cash flow hedges. Those swaps were terminated during the year ended June 30, 2017 and as a result, there was an immaterial gain reclassified from AOCI into earnings for the year ended June 30, 2017 in the following tables but there were no outstanding contracts as of June 30, 2018 and 2017.
Net Investment Hedging
We hedge certain net investment positions in foreign subsidiaries. To accomplish this, we either borrow directly in foreign currencies and designate all or a portion of the foreign currency debt as a hedge of the applicable net investment position or we enter into foreign currency swaps that are designated as hedges of net investments. Changes in the fair value of these instruments are recognized in OCI and offset the change in the value of the net investment being hedged. Upon adoption of ASU 2017-12, the time value component of the net investment hedge currency swaps is excluded from the assessment of hedge effectiveness and reported in income on a systematic basis. Changes in the fair value of the swap, including changes in the fair value of the excluded time value component, are recognized in OCI and offset the value of the underlying net assets.
Commodity Risk Management Certain raw materials used in our products or production processes are subject to price volatility caused by weather, supply conditions, political and economic variables and other unpredictable factors. To manage the volatility related to anticipated purchases of certain of these materials, we have historically, on a limited basis, used futures and options with maturities generally less than one year and swap contracts with maturities up to five years. As of and during the years ended June 30, 2018 and 2017, we did not have any commodity hedging activity.

Insurance
We self-insure for most insurable risks. However, we purchase insurance for Directors and Officers Liability and certain other coverage where it is required by law or by contract.
Fair Value Hierarchy
Accounting guidance on fair value measurements for certain financial assets and liabilities requires that financial assets and liabilities carried at fair value be classified and disclosed in one of the following categories:

•	Level 1: Quoted market prices in active markets for identical assets or liabilities.

•	Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

•	Level 3: Unobservable inputs reflecting the reporting entity's own assumptions or external inputs from inactive markets.
When applying fair value principles in the valuation of assets and liabilities, we are required to maximize the use of quoted market prices and minimize the use of unobservable inputs. The Company has not changed its valuation techniques used in measuring the fair value of any financial assets or liabilities during the year. Our fair value estimates take into consideration the credit risk of both the Company and our counterparties.
When active market quotes are not available for financial assets and liabilities, we use industry standard valuation models. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including credit risk, interest rate curves, foreign currency rates and forward and spot prices for currencies. In circumstances where market-based observable inputs are not available, management judgment is used to develop assumptions to estimate fair value. Generally, the fair value of our Level 3 instruments is estimated as the net present value of expected future cash flows based on external inputs.

The following table sets forth the Company's financial assets as of June 30, 2018 and 2017 that were measured at fair value on a recurring basis during the period:

	Fair Value Asset
As of June 30	2018	2017
Investments:
U.S. government securities	$5,544	$6,297
Corporate bond securities	3,737	3,271
Other investments	141	132
TOTAL	$9,422	$9,700
Investment securities are presented in Available-for-sale investment securities and Other noncurrent assets. The amortized cost of the U.S. government securities with maturities less than one year was $2,003 and $2,494 as of June 30, 2018 and 2017, respectively. The amortized cost of the U.S. government securities with maturities between one and five years was $3,659 and $3,824 as of June 30, 2018 and 2017, respectively. The amortized cost of corporate bond securities with maturities of less than a year was $1,291 and $730 as of June 30, 2018 and 2017, respectively. The

Amounts in millions of dollars except per share amounts or as otherwise specified.

amortized cost of corporate bond securities with maturities between one and five years was $2,503 and $2,547 as of June 30, 2018 and 2017, respectively. The Company's investments measured at fair value are generally classified as Level 2 within the fair value hierarchy. There are no material investment balances classified as Level 1 or Level 3 within the fair value hierarchy, or using net asset value as a practical expedient. Fair values are generally estimated based upon quoted market prices for similar instruments.
The fair value of long-term debt was $23,402 and $21,396 as of June 30, 2018 and 2017, respectively. This includes the current portion of debt instruments ($1,769 and $1,694 as of June 30, 2018 and 2017, respectively). Certain long-term debt (debt designated as a fair value hedge) is recorded at fair value. All other long-term debt is recorded at amortized cost, but is measured at fair value for disclosure purposes. We consider our debt to be Level 2 in the fair value hierarchy. Fair values are generally estimated based on quoted market prices for identical or similar instruments.

Disclosures about Financial Instruments
The notional amounts and fair values of financial instruments used in hedging transactions as of June 30, 2018 and 2017 are as follows:

	Notional Amount		Fair Value Asset		Fair Value (Liability)
As of June 30	2018	2017	2018	2017	2018	2017
DERIVATIVES IN FAIR VALUE HEDGING RELATIONSHIPS
Interest rate contracts	$4,587	$4,552	$125	$180	$(53)	$(2)
DERIVATIVES IN NET INVESTMENT HEDGING RELATIONSHIPS
Foreign currency interest rate contracts	$1,848	$6,102	$41	$14	$(75)	$(177)
TOTAL DERIVATIVES DESIGNATED AS HEDGING INSTRUMENTS	$6,435	$10,654	$166	$194	$(128)	$(179)

DERIVATIVES NOT DESIGNATED AS HEDGING INSTRUMENTS
Foreign currency contracts	$7,358	$4,969	$30	$25	$(56)	$(7)

TOTAL DERIVATIVES AT FAIR VALUE	$13,793	$15,623	$196	$219	$(184)	$(186)
All derivative assets are presented in Prepaid expenses and other current assets or Other noncurrent assets. All derivative liabilities are presented in Accrued and other liabilities or Other noncurrent liabilities.
The fair value of the interest rate derivative asset/liability directly offsets the cumulative amount of the fair value hedging adjustment included in the carrying amount of the underlying debt obligation. The carrying amount of the underlying debt obligation, which includes the unamortized discount or premium and the fair value adjustment, was $4,639 and $4,705 as of June 30, 2018 and 2017, respectively. In addition to the foreign currency derivative contracts designated as net investment hedges, certain of our foreign currency denominated debt instruments are designated as net investment hedges. The carrying value of those debt instruments designated as net investment hedges, which includes the adjustment for the foreign currency transaction gain or loss on those instruments, was $15,012 and $19,030 as of June 30, 2018 and 2017, respectively. The decrease in the notional balance of the net investment hedges, including the debt instruments designated as net investment hedges, is primarily driven by the reduction in net foreign currency hedgeable assets as a result of US tax reform. The increase in the notional balance of foreign currency contracts not designated as hedging instruments reflects changes in the level of intercompany financing activity during the period.
All of the Company's derivative assets and liabilities measured at fair value are classified as Level 2 within the fair value hierarchy. The Company recognizes transfers between levels within the fair value hierarchy, if any, at the end of each quarter. There were no transfers between levels during the periods presented. In addition, there was no significant activity within the Level 3 assets and liabilities during the periods presented. There were no significant assets or liabilities that were re-measured at fair value on a non-recurring basis during the years ended June 30, 2018 and 2017.

Amounts in millions of dollars except per share amounts or as otherwise specified.

Before tax gains/(losses) on our financial instruments in hedging relationships are categorized as follows:

	Amount of Gain/(Loss) Recognized in AOCI on Derivatives
As of June 30	2018	2017
DERIVATIVES IN NET INVESTMENT HEDGING RELATIONSHIPS (1) (2)
Foreign currency interest rate contracts	$(34)	$(163)

	Amount of Gain/(Loss) Reclassified from AOCI into Earnings
Years ended June 30	2018	2017
DERIVATIVES IN CASH FLOW HEDGING RELATIONSHIPS
Foreign currency contracts	$—	$69

	Amount of Gain/(Loss) Recognized in Earnings
Years ended June 30	2018	2017
DERIVATIVES IN FAIR VALUE HEDGING RELATIONSHIPS
Interest rate contracts	$(106)	$(193)
DERIVATIVES NOT DESIGNATED AS HEDGING INSTRUMENTS
Foreign currency contracts	$(1)	$59

(1)
For the derivatives in net investment hedging relationships, the amount of gain/(loss) excluded from effectiveness testing, which was recognized in earnings, was $138 and $48 for the fiscal year ended June 30, 2018 and 2017, respectively.

(2)
In addition to the foreign currency derivative contracts designated as net investment hedges, certain of our foreign currency denominated debt instruments are designated as net investment hedges. The amount of gain/(loss) recognized in AOCI for such instruments was $367 and $161, as of June 30, 2018 and 2017, respectively.

The gain/(loss) reclassified from AOCI into earnings on the derivatives in cash flow hedging relationships is recognized in the same period during which the related item affects earnings. Such amounts related to foreign currency contracts are included in the Consolidated Statement of Earnings in SG&A. The gain/(loss) on the derivatives in fair value hedging relationships is fully offset by the mark-to-market impact of the related exposure. These are both recognized in the Consolidated Statement of Earnings in Interest Expense. The gain/(loss) on derivatives not designated as hedging instruments is substantially offset by the currency mark-to-market of the related exposure. These are both recognized in the Consolidated Statements of Earnings in SG&A.

Amounts in millions of dollars except per share amounts or as otherwise specified.

NOTE 10
SHORT-TERM AND LONG-TERM DEBT

As of June 30	2018	2017
DEBT DUE WITHIN ONE YEAR
Current portion of long-term debt	$1,772	$1,676
Commercial paper	7,761	11,705
Loan due August 2018	800	—
Other	90	173
TOTAL	$10,423	$13,554
Short-term weighted average interest rates (1)	0.7%	0.5%

(1)	Short-term weighted average interest rates include the effects of interest rate swaps discussed in Note 9.

As of June 30	2018	2017
LONG-TERM DEBT
1.60% USD note due November 2018	1,000	1,000
1.75% USD note due October 2019	600	—
1.90% USD note due November 2019	550	550
0.28% JPY note due May 2020	903	894
1.90% USD note due October 2020	600	—
4.13% EUR note due December 2020	698	686
9.36% ESOP debentures due 2018-2021 (1)	327	417
1.85% USD note due February 2021	600	600
1.70% USD note due November 2021	875	875
2.00% EUR note due November 2021	873	858
2.30% USD note due February 2022	1,000	1,000
2.15% USD note due August 2022	1,250	—
2.00% EUR note due August 2022	1,164	1,144
3.10% USD note due August 2023	1,000	1,000
1.13% EUR note due November 2023	1,455	1,430
0.50% EUR note due October 2024	582	—
2.70% USD note due February 2026	600	600
2.45% USD note due November 2026	875	875
4.88% EUR note due May 2027	1,164	1,144
2.85% USD note due August 2027	750	—
1.25% EUR note due October 2029	582	—
5.55% USD note due March 2037	763	1,130
3.50% USD note due October 2047	600	—
Capital lease obligations	107	51
All other long-term debt	3,717	5,460
Current portion of long-term debt	(1,772)	(1,676)
TOTAL	$20,863	$18,038
Long-term weighted average interest rates (2)	2.5%	2.6%

(1)	Debt issued by the ESOP is guaranteed by the Company and is recorded as debt of the Company, as discussed in Note 8.

(2)	Long-term weighted average interest rates include the effects of interest rate swaps discussed in Note 9.

Long-term debt maturities during the next five fiscal years are as follows:

Years ending June 30	2019	2020	2021	2022	2023
Debt maturities	$1,772	$2,621	$2,034	$2,839	$2,498
The Procter & Gamble Company fully and unconditionally guarantees the registered debt and securities issued by its 100% owned finance subsidiaries.

Amounts in millions of dollars except per share amounts or as otherwise specified.

NOTE 11
ACCUMULATED OTHER COMPREHENSIVE INCOME/(LOSS)
The table below presents the changes in Accumulated other comprehensive income/(loss) (AOCI), including the reclassifications out of Accumulated other comprehensive income/(loss) by component:

Changes in Accumulated Other Comprehensive Income/(Loss) by Component
	Hedges	Investment Securities	Pension and Other Retiree Benefits	Financial Statement Translation	Total AOCI
BALANCE at JUNE 30, 2016	$(2,641)	$34	$(5,798)	$(7,502)	$(15,907)
OCI before reclassifications (1)	(237)	(49)	910	356	980
Amounts reclassified from AOCI (2)	(69)	(10)	491	(117)	295
Net current period OCI	(306)	(59)	1,401	239	1,275
BALANCE at JUNE 30, 2017	(2,947)	(25)	(4,397)	(7,263)	(14,632)
OCI before reclassifications (3)	(299)	(141)	74	(6)	(372)
Amounts reclassified from AOCI (4)	—	(7)	260	—	253
Net current period OCI	(299)	(148)	334	(6)	(119)
Less: Other comprehensive income/(loss) attributable to non-controlling interests	—	—	(5)	3	(2)
BALANCE at JUNE 30, 2018	$(3,246)	$(173)	$(4,058)	$(7,272)	$(14,749)

(1)	Net of tax (benefit) / expense of $(186), $(6) and $360 for gains/losses on hedges, investment securities and pension and other retiree benefit items, respectively, for the period ended June 30, 2017.

(2)	Net of tax (benefit) / expense of $0, $0 and $191 for gains/losses on hedges, investment securities and pension and other retiree benefit items, respectively, for the period ended June 30, 2017.

(3)	Net of tax (benefit) / expense of $(279), $0 and $(23) for gains/losses on hedges, investment securities and pension and other retiree benefit items, respectively, for the period ended June 30, 2018.

(4)	Net of tax (benefit) / expense of $0, $0 and $91 for gains/losses on hedges, investment securities and pension and other retiree benefit items, respectively, for the period ended June 30, 2018.
The below provides additional details on amounts reclassified from AOCI into the Consolidated Statement of Earnings:

•	Hedges: see Note 9 for classification of gains and losses from hedges in the Consolidated Statements of Earnings.

•	Investment securities: amounts reclassified from AOCI into Other non-operating income, net.

•
Pension and other retiree benefits: amounts reclassified from AOCI into Cost of product sold, SG&A, and Net earnings from discontinued operations and included in the computation of net periodic pension cost (see Note 8 for additional details).

•
Financial statement translation: amounts reclassified from AOCI into Net earnings from discontinued operations. These amounts relate to accumulated translation associated with foreign entities sold as part of the sale of the Beauty Brands business.

NOTE 12
COMMITMENTS AND CONTINGENCIES
Guarantees
In conjunction with certain transactions, primarily divestitures, we may provide routine indemnifications (e.g., indemnification for representations and warranties and retention of previously existing environmental, tax and employee liabilities) for which terms range in duration and, in some circumstances, are not explicitly defined. The maximum obligation under some indemnifications is also not explicitly stated and, as a result, the overall amount of these obligations cannot be reasonably estimated. Other than obligations recorded as liabilities at the time of divestiture, we have not made significant payments for these indemnifications. We believe that if we were to incur a loss on any of these matters, the loss would not have a material effect on our financial position, results of operations or cash flows.

In certain situations, we guarantee loans for suppliers and customers. The total amount of guarantees issued under such arrangements is not material.
Off-Balance Sheet Arrangements
We do not have off-balance sheet financing arrangements, including variable interest entities, that have a material impact on our financial statements.
Purchase Commitments and Operating Leases
We have purchase commitments for materials, supplies, services and property, plant and equipment as part of the normal course of business. Commitments made under take-or-pay obligations are as follows:

Years ending June 30	2019	2020	2021	2022	2023	There-after
Purchase obligations	$778	$111	$56	$34	$13	$137
Such amounts represent minimum commitments under take-or-pay agreements with suppliers and are in line with expected

Amounts in millions of dollars except per share amounts or as otherwise specified.

usage. These amounts include purchase commitments related to service contracts for information technology, human resources management and facilities management activities that have been outsourced to third-party suppliers. Such amounts also include arrangements with suppliers that qualify as embedded operating leases. Due to the proprietary nature of many of our materials and processes, certain supply contracts contain penalty provisions for early termination. We do not expect to incur penalty payments under these provisions that would materially affect our financial position, results of operations or cash flows.
We also lease certain property and equipment for varying periods. Future minimum rental commitments under non-cancelable operating leases, net of guaranteed sublease income, are as follows:

Years ending June 30	2019	2020	2021	2022	2023	There-after
Operating leases	$275	$240	$202	$172	$153	$296
Litigation
We are subject, from time to time, to certain legal proceedings and claims arising out of our business, which cover a wide range of matters, including antitrust and trade regulation, product liability, advertising, contracts, environmental, patent and trademark matters, labor and employment matters and tax.
While considerable uncertainty exists, in the opinion of management and our counsel, the ultimate resolution of the various lawsuits and claims will not materially affect our financial position, results of operations or cash flows.
We are also subject to contingencies pursuant to environmental laws and regulations that in the future may require us to take action to correct the effects on the environment of prior manufacturing and waste disposal practices. Based on currently available information, we do not believe the ultimate resolution of environmental remediation will materially affect our financial position, results of operations or cash flows.
NOTE 13
DISCONTINUED OPERATIONS
On October 1, 2016, the Company completed the divestiture of four product categories to Coty, Inc. (“Coty”). The divestiture included 41 of the Company's beauty brands (“Beauty Brands”), including the global salon professional hair care and color, retail hair color, cosmetics and a majority of the fine fragrance businesses, along with select hair styling brands. The form of the divestiture transaction was a Reverse Morris Trust split-off, in which P&G shareholders were given the election to exchange their P&G shares for shares of a new corporation that held the Beauty Brands (Galleria Co.), and then immediately exchange those shares for Coty shares. The value P&G received in the transaction was $11.4 billion. The value was comprised of 105 million shares of common stock of the Company, which were tendered by shareholders of the Company and exchanged for the Galleria Co. shares, valued at approximately $9.4 billion, and the assumption of $1.9 billion of debt by Galleria Co. The shares tendered in the transaction were reflected as an addition to treasury stock and the cash received related to the debt assumed by Coty was reflected as an investing activity in the Consolidated Statement of Cash Flows. The Company recorded an after-tax gain on the final transaction of $5.3 billion, net of transaction and related costs.
Two of the fine fragrance brands, Dolce & Gabbana and Christina Aguilera, were excluded from the divestiture. These brands were subsequently divested at amounts that approximated their adjusted carrying values.
In February 2016, the Company completed the divestiture of its Batteries business to Berkshire Hathaway (BH) via a split transaction, in which the Company exchanged the Duracell Company, which the Company had infused with additional cash, to repurchase all 52.5 million shares of P&G stock owned by BH. During the fiscal year ended June 30, 2016, the Company recorded non-cash, before-tax goodwill and indefinite-lived asset impairment charges of $402 ($350 after tax), to reduce the Batteries carrying value to the total estimated proceeds based on the value of BH’s shares in P&G stock at the time of the impairment charges (see Note 4). The Company recorded an after-tax gain on the final transaction of $422 to reflect a subsequent increase in the final value of the BH’s shares in P&G stock. The total value of the transaction was $4.2 billion representing the value of the Duracell business and the cash infusion. The cash infusion of $1.7 billion was reflected as a purchase of treasury stock.
In accordance with applicable accounting guidance for the disposal of long-lived assets, the results of the Beauty Brands and Batteries businesses are presented as discontinued operations and, as such, have been excluded from both continuing operations and segment results for all periods presented. The Beauty Brands were historically part of the Company's Beauty reportable segment. The Batteries business was historically part of the Company's Fabric & Home Care reportable segment.

Amounts in millions of dollars except per share amounts or as otherwise specified.

On July 1, 2015, the Company adopted ASU 2014-08, which included new reporting and disclosure requirements for discontinued operations. The new requirements are effective for discontinued operations occurring on or after the adoption date, which includes the Beauty Brands divestiture. Discontinued operations prior to July 1, 2015, which included the Batteries divestiture, are reported based on the previous disclosure requirements for discontinued operations.
The following table summarizes Net earnings from discontinued operations and reconciles to the Consolidated Statements of Earnings:

Years ended June 30	2017	2016
Beauty Brands	$5,217	$336
Batteries	—	241
Net earnings from discontinued operations	$5,217	$577
The following is selected financial information included in Net earnings from discontinued operations for the Beauty Brands:

	Beauty Brands
Years ended June 30	2017		2016
Net sales	$1,159		$4,910
Cost of products sold	450		1,621
Selling, general and administrative expense	783		2,763
Intangible asset impairment charges	—		48
Interest expense	14		32
Interest income	—		2
Other non-operating income/(expense), net	16		9
Earnings/(loss) from discontinued operations before income taxes	$(72)		$457
Income taxes on discontinued operations	46		121
Gain on sale of business before income taxes	$5,197		$—
Income tax expense/(benefit) on sale of business	(138)	(1)	—
Net earnings from discontinued operations	$5,217		$336

(1)	The income tax benefit of the Beauty Brands divestiture represents the reversal of underlying deferred tax balances partially offset by current tax expense related to the transaction.
The following is selected financial information included in cash flows from discontinued operations for the Beauty Brands:

	Beauty Brands
Years ended June 30	2017	2016
NON-CASH OPERATING ITEMS
Depreciation and amortization	$24	$106
Deferred income tax benefit	(649)	—
Gain on sale of businesses	5,210	8
Goodwill and intangible asset impairment charges	—	48
Net increase in accrued taxes	93	—
CASH FLOWS FROM OPERATING ACTIVITIES
Cash taxes paid	$418	$—
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	$38	$114
Following is selected financial information included in Net earnings from discontinued operations for the Batteries business:

		Net Sales	Earnings Before Impairment Charges and Income Taxes	Impairment Charges	Income Tax (Expense)/ Benefit	Loss on Sale Before Income Taxes	Income Tax (Expense)/ Benefit on Sale		Net Earnings from Discontinued Operations
Batteries	2016	1,517	266	(402)	(45)	(288)	710	(1)	241

(1)	The income tax benefit of the Batteries divestiture primarily represents the reversal of underlying deferred tax balances.

Amounts in millions of dollars except per share amounts or as otherwise specified.

NOTE 14
QUARTERLY RESULTS (UNAUDITED)

Quarters Ended		Sep 30	Dec 31	Mar 31	Jun 30	Total Year
NET SALES	2017-2018	$16,653	$17,395	$16,281	$16,503	$66,832
	2016-2017	16,518	16,856	15,605	16,079	65,058
OPERATING INCOME	2017-2018	3,648	3,919	3,209	2,587	13,363
	2016-2017	3,728	3,827	3,311	2,900	13,766
GROSS MARGIN	2017-2018	50.3%	49.9%	48.5%	45.0%	48.5%
	2016-2017	50.8%	50.6%	49.6%	48.2%	49.8%
NET EARNINGS:
Net earnings from continuing operations	2017-2018	$2,870	$2,561	$2,540	$1,890	$9,861
	2016-2017	2,875	2,561	2,556	2,202	10,194
Net earnings/(loss) from discontinued operations	2017-2018	—	—	—	—	—
	2016-2017	(118)	5,335	—	—	5,217
Net earnings attributable to Procter & Gamble	2017-2018	2,853	2,495	2,511	1,891	9,750
	2016-2017	2,714	7,875	2,522	2,215	15,326
DILUTED NET EARNINGS PER COMMON SHARE: (1)
Earnings from continuing operations	2017-2018	$1.06	$0.93	$0.95	$0.72	$3.67
	2016-2017	1.00	0.93	0.93	0.82	3.69
Earnings/(loss) from discontinued operations	2017-2018	—	—	—	—	—
	2016-2017	(0.04)	1.95	—	—	1.90
Net earnings	2017-2018	1.06	0.93	0.95	0.72	3.67
	2016-2017	0.96	2.88	0.93	0.82	5.59

(1)	Diluted net earnings per share is calculated on Net earnings attributable to Procter & Gamble.

Amounts in millions of dollars except per share amounts or as otherwise specified.